Exhibit 21

KFORCE INC.

SUBSIDIARIES (DIRECT OR INDIRECT)

AS OF MARCH 2, 2007

Name of Subsidiary	Jurisdiction of Incorporation or Formation
Kforce Airlines, Inc.	Florida
Kforce.com, Inc.	Florida
Romac International, Inc.	Florida
Kforce Flexible Solutions, LLC	Florida
Kforce Staffing Solutions of California, LLC	Florida
Kforce Global Solutions, Inc.	Pennsylvania
Kforce Government Solutions, Inc.	Pennsylvania
Kforce Government Holdings, Inc.	Florida
Bradson Corporation	Rhode Island
Kforce Services Corp.	Florida